UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 20, 2005

Charles River Laboratories International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-15943	06-1397316
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

251 Ballardvale St., Wilmington, Massachusetts		01887
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	978-658-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.03.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 20, 2005, Charles River Laboratories International, Inc ("Charles River"). amended and restated its existing credit agreement (the "Amended Credit Agreement") with certain financial institutions and JPMorgan Chase Bank, as administrative agent. The obligations of Charles River under the Amended Credit Agreement are guaranteed by Charles River's material domestic subsidiaries and are secured by substantially all of the assets of Charles River and the guarantors, including a pledge of the capital stock of the guarantors and 65% of the capital stock of certain first-tier foreign subsidiaries, and mortgages on certain real property.

The original Credit Agreement provided for a $400 million term loan facility and a $150 million revolving facility, which includes both a letter of credit and a swingline subfacility. The term loan facility matures in 20 equal quarterly installments, with the first installment having been payable December 31, 2004 and the last installment due September 30, 2009. The revolving facility matures on October 20, 2009, and requires no scheduled prepayment before that date. Among other changes, the Amended Credit Facility added a $65 million term loan facility with respect to a Canadian subsidiary and a $25 million term loan facility with respect to certain United Kingdom subsidiaries. In addition, the Amended Credit Agreement includes two new revolving facilities of $10 million each for the benefit of the Canadian and United Kingdom subsidiaries, respectively. Charles River is providing a guaranty with respect to the obligations of the Canadian and United Kingdom subsidiaries under the Amended Credit Agreement.

On December 20, 2005, subsidiaries of Charles River borrowed $65 million under the Canadian term loan facility and an aggregate of $24.6 million under the revolving United Kingdom term loan facility. Charles River intends to uses the proceeds of the Canadian and United Kingdom term loan borrowings in connection with its previously stated intent to repatriate accumulated income earned outside the United States in connection with the American Jobs Creation Act of 2004.

The interest rates applicable to term loans and revolving loans under the Amended Credit Agreement were not amended from the original Credit Agreement

In addition to the scheduled repayments, Charles River is required to prepay the term loans with the following amounts:
. a percentage of annual excess domestic cash flow;
. 50% of the net cash proceeds from certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions;
. 100% of any net cash proceeds in connection with permitted receivables financings; and
. 50% of the net cash proceeds from certain incurrences of debt and specified issuances of equity securities, unless the leverage ratio is 2:1 or less.

The Amended Credit Agreement requires that Charles River comply with a fixed charge coverage ratio test and a leverage ratio test. In addition, the Amended Credit Agreement includes negative covenants that will, subject to significant exceptions, limit the ability of Charles River and its subsidiaries to
. incur, assume or permit to exist additional indebtedness or guarantees;
. incur liens;
. make investments and loans;
. engage in mergers, acquisitions and asset sales;
. enter into agreements limiting subsidiary distributions;
. engage in certain transactions with affiliates, and
. alter the business that they conduct.

The Amended Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default.

The Amended Credit Facility is attached hereto as Exhibit 10.1 and incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

None

(b) Pro forma financial information.

None

(c) Exhibits.
Exhibit
Number Description

10.1 Amended and Restated Credit Agreement, dated as of December 20, 2004, among Charles River Laboratories International, Inc., the Subsidiary Borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A. as administrative agent, Credit Suisse, Cayman Islands Branch, as syndication agent, and Bank of America, N.A., Citizens Bank of Massachusetts and Wachovia Bank, National Association, as co-documentation agents.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charles River Laboratories International, Inc.

December 22, 2005	By:	Thomas F. Ackerman

Name: Thomas F. Ackerman
Title: Executive Vice President and Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of December 20, 2004, among Charles River Laboratories International, Inc., the Subsidiary Borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A. as administrative agent, Credit Suisse, Cayman Islands Branch, as syndication agent, and Bank of America, N.A., Citizens Bank of Massachusetts and Wachovia Bank, National Association, as co-documentation agents.